Exhibit 99.1

Digital Recorders, Inc. Announces Preliminary First Quarter 2005 Sales

    DALLAS--(BUSINESS WIRE)--April 29, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that first quarter 2005 sales were approximately $10.6 million, reflecting a decrease of 12.4 percent from the $12.1 million in sales posted for the same period a year ago.
    "As previously indicated, our first quarter 2005 sales results were below our expectations primarily due to customer-requested order delays and a general softness in the transit industry. Although our law enforcement and surveillance segment's sales increased by approximately 23 percent over the same period last year, we still expect to record a significant loss for the quarter," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    On or about May 16, 2005, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended
March 31, 2005.

    Long-Term Outlook

    Mr. Turney has previously said the Company's fiscal year 2005 initiatives include: (1) launching several additional products and services, including some that have specific security-related features and benefits for transit industry customers; (2) introducing new served markets in the U.S. and abroad; (3) intensifying sales and marketing efforts in existing served markets; and (4) continuing the exploration of acquisition and strategic alliance opportunities to further accelerate long-term growth.
    "We believe that new products and services and intensified sales and marketing efforts, when coupled with the anticipated favorable outcome of the reauthorization of the Transportation Equity Act: A Legacy for Users (TEA-LU, H.R. 3), may position us to attain $55 million to $60 million-plus annualized run rate revenue over the next 18 months to 24 months. At that level of revenue, we expect profitability, but we can offer no assurances of such. Disruptions caused by uncertainties over federal legislation, which have not yet been eliminated and may be with us for several more months, appear to be diminishing. Although we will continue having period-over-period issues given the uneven nature of our contract-oriented business, I remain optimistic and positive regarding long-term trends and indications," Mr. Turney said.

    Annual Meeting of Shareholders

    The DRI Annual Meeting of Shareholders will be held Friday, June 3, 2005, at 10 a.m. (Eastern) at the Radisson Hotel Research Triangle Park located at Interstate 40 at Davis Drive (Exit 280) in Research Triangle Park, N.C. Shareholders of record at the close of business on Friday, April 15, 2005, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation, and law enforcement and security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest, and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning our future revenue projections, the results of future federal legislation, including the reauthorization of the Transportation Equity Act: A Legacy for Users, future product and service offerings, potential acquisitions or strategic alliances, as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind future revenue projections may not prove accurate over time, risks that federal legislation related to the transportation/security industry may not be enacted in the near future, if at all, or if enacted that such legislation would not prove to be beneficial to the Company, risks that future product and service offerings may not be accepted by our customers, risks that the Company might not identify or be able to consummate future acquisitions or strategic alliances or that if consummated that such transactions would prove to be beneficial to the Company, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com